EXHIBIT 10.2

SEPARATION AGREEMENT

Firearms Training Systems, Inc. (“Employer” or the “Company”) and John A. Morelli (“Employee” or “you”) agree that the following Separation Agreement and General Release (“Agreement”) sets out their complete agreement and understanding regarding the Employee’s termination of employment with the Employer.

1.	The Employer and you agree that your last date of employment with the Employer is August 3, 2004 (your “Termination Date”). If you sign this Agreement and do not revoke it, the Employer will provide you with the severance benefits described in paragraph 2 below.

2.	After this Agreement becomes effective you will receive the following benefits:

a.	The Employer will pay you one-year’s base salary of One Hundred fifty Thousand Dollars ($150,000) over an twelve-month period (the “Severance Period”) ($5,769.24 bi-weekly for twenty-six pay periods) on the Employer’s regular paydays after your Termination Date, less applicable withholdings.

b.	Your group medical/dental coverage will cease on your Termination Date. Thereafter, you shall have the right to continue medical/dental benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for up to eighteen months. If you elect to continue your coverage under COBRA, the Company will reimburse your COBRA premiums during the Severance Period.

c.	All unused accrued vacation hours will be paid on the payday following your Termination Date.

d.	Stock Options:

Series H—150,000 shares of Class A, at a price of $0.01 per share. Exercisable only upon sale of company.

You will have eighteen months from the Termination Date to exercise Series H Options only if the company changes ownership.

3.	You agree that:

a.	You release and discharge the Employer, its benefits plans and programs, and all of its officers, directors, employees, agents, and trustees (“collectively the “Released Parties”) from any and all losses, expenses, liabilities, claims, rights, and entitlements of every kind and description (collectively the “Claims”), whether known or unknown, that you have now or may later claim to have had against any of the Released Parties arising out of anything that has occurred up through the date you sign this Agreement, including without limitation any Claims arising out of your employment or separation of employment with the Employer, and specifically including any claims for back pay, reinstatement, front pay, personal injuries, breach of contract (express or implied), or for recovery of any losses or other damages to you or your property based on any alleged violation of Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e etseq. (prohibiting discrimination on account of race, sex, color, national origin, or religion); the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 etseq. (prohibiting discrimination on account of disabilities); the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 etseq. (prohibiting discrimination on account of age); the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 etseq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 etseq.; 42 U.S.C. § 1981 etseq.; Vietnam Era Veterans’ Readjustment Assistance Act of 1974, 38 U.S.C. § 4301, etseq.; the Georgia Equal Employment for Persons with Disabilities Code, O.C.G.A. §§ 34-6A-1 to 34-6A-6 (prohibiting discrimination on account of disability); the Georgia Sex Discrimination in Employment Act, O.C.G.A. §§ 34-5-1 to 34-5-7; or any other federal, state, county, or local statutory or common law claim.

b.	You have not and will not file or pursue any claims, complaints, charges, or lawsuits against any of the Released Parties about anything that has occurred before you sign this Agreement. With respect to claims asserted under the ADEA, this subparagraph shall apply only to claims, complaints, charges, or lawsuits challenging a past employment action as a violation of the ADEA.

c.	You will not do or say anything which criticizes or disparages the Company or its officers, directors, managers, shareholders or employees, or its management, policies, or practices; which disrupts or impairs the Company’s normal, ongoing business operations; or which harms the Company’s reputation with its employees, suppliers, customers, counsel, or the public. This provision does not apply on occasions when you are subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, or to conduct otherwise protected by the Sarbanes-Oxley Act or any similar state laws. However, other than claims you may believe you have against the Company with respect to your own employment, you acknowledge and affirm that you are unaware of any past, present, or contemplated actions or inactions by the Company which constitute a violation of any federal, state, or local law, rule, or regulation.

d.	You agree to direct potential employers to contact Jim Hall to verify your employment with the Employer and agree that Mr. Hall will upon request confirm your dates of employment and positions held. Mr. Hall will verify your salary if you request disclosure of such information in writing.

e.	You will indemnify and hold the Released Parties harmless from any loss, cost, damage, or expense (including attorneys’ fees) incurred by them arising out of your breach of any portion of this Agreement. Any claims you assert under the ADEA are expressly excluded from the provisions contained in this subparagraph.

f.	You agree to return immediately to Mr. Hall any and all Employer property in your possession or subject to your control including, but not limited to, any keys, key cards, computer equipment, identification cards, and all written or recorded materials, documents, records, computer disks, notes, or other papers relating to the affairs of the Employer.

g.	You agree to keep the existence of this Agreement, its terms, and any amount paid hereunder completely confidential and will not disclose the existence, terms or any amount paid under this Agreement to anyone.

h.	This Agreement is not, and shall not be interpreted or construed as, an admission or indication that the Employer or you have engaged in any wrongful or unlawful conduct of any kind.

i.	You agree that you will not apply for employment with the Employer and that the Employer will have no obligation to rehire you.

j.	This Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

k.	The provisions of this Agreement are severable, and the invalidity of any provision does not affect the validity of other provisions. This Agreement shall be interpreted and governed by the law of the State of Georgia.

l.	This Agreement constitutes the entire agreement between parties. It supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to the terms and conditions of your employment and/or termination of your employment, including but not limited to the Employment Agreement between you and FATS dated November 1, 2000, and all subsequent amendments to that Employment Agreement. However, this Agreement shall not affect the applicability of paragraphs 9 (Standstill) and 10 (Inventions) of the November 1, 2000 Employment Agreement which shall remain in effect.

m.	During the Severance Period, you will be available to respond to future inquiries or reasonable requests for assistance from the Employer related to matters arising during your employment.

4.	Agreement Concerning Protection of Information and Non-solicitation.

(a)	Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

(i)	“Confidential Information” shall mean any information, without regard to form, relating to Company’s customers, operation, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations (including compilations of customer information), programs, devices, methods, techniques, processes, financial data or lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to Company by third parties that Company is obligated to maintain as confidential.

(ii)	“Person” shall mean any individual, corporation, bank, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity.

(iii)	“Customers” shall mean customers of FATS (1) that Employee contacted indirectly or directly on behalf of Company during the one year period preceding the Termination Date; or (2) about whom Employee possessed Confidential Information during the one year period preceding the Termination Date.

(b)	Confidential Information

(i)	Employee shall hold in strictest confidence and shall not use, except for the benefit of Company, any Trade Secrets of Company, as that term is defined under applicable law.

(ii)	For three (3) years after the Termination Date, Employee shall hold in strictest confidence and shall not use, except for the benefit of Company, any Confidential Information of Company.

(c)	Solicitation of Customers. For two (2) years after the Termination Date, Employee will not solicit Customers for the purpose of providing firearm training simulation services or selling products that are similar to or compete with the Company’s services.

(d)	Solicitation of Employees. For two (2) years after the Termination Date, Employee will not induce or solicit to leave employment with Company anyone who is an employee of Company and was an employee of Company at any time during the one-year period preceding the Termination Date.

5.	You acknowledge and understand that:

a.	This Agreement does not limit your right to make a claim for workers’ compensation, unemployment compensation, or pension benefits, nor does it waive any rights or claims that may arise after the date when you sign it. You have twenty-one (21) days to review and consider this Agreement. You are advised to consult with an attorney before entering into this Agreement. If you decide to accept this Agreement, you must deliver a signed copy of the Agreement to Jim Hall on or before the 21st day after you receive this Agreement. Mr. Hall’s fax number is 770-813-1914.

b.	This Agreement does not become enforceable or effective until seven (7) days after it is signed and submitted to Jim Hall, and you can revoke it at any time during those seven days. If you decide to revoke this Agreement, you must deliver a signed notice of revocation to Mr. Hall on or before the end of the seven-day revocation period. Upon delivery of a timely notice of revocation, this Agreement will be null and void, and none of the parties to this Agreement will have any rights or obligations under it. This Agreement shall be effective on the eighth day after you sign it if it has not been revoked before then by you as provided above (the “Effective Date”).

c.	You have read this Agreement and you understand its terms and conditions, that you have had the opportunity to obtain all advice and information you need about matters relating to this Agreement, that you have been advised to consult with an attorney before entering into this Agreement, that you have not been coerced into signing this Agreement and that you voluntarily agree to abide by its terms because they are satisfactory to you, that no promise or inducement of any kind has been made to you to cause you to sign this Agreement except as described above, and that the pay and other benefits that you will receive as a result of signing this Agreement are adequate and the only consideration for this Agreement.

Agreed to and accepted as of this              day of             , 2004.

John A. Morelli	Date

FIREARMS TRAINING SYSTEMS, INC.

By:
	Ron Mohling	Date

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